Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

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Avista Corp. Reports Final First Quarter 2007 Results

SPOKANE, Wash. – May 4, 2007, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported its final results for the first quarter of 2007, which were consistent with preliminary results reported on April 18, 2007. Avista Corp. had net income of $14.1 million, or $0.26 per diluted share, for the first quarter of 2007, as compared to $31.6 million, or $0.64 per diluted share, for the first quarter of 2006.

Results for the first quarter of 2007 as compared to the first quarter of 2006:

($ in thousands, except per-share data)	Q1 2007	Q1 2006
Operating Revenues	$459,187	$499,202
Income from Operations	$38,937	$70,938
Net Income	$14,094	$31,572
Net Income (Loss) by Business Segment:
Avista Utilities	$19,927	$26,172
Energy Marketing & Resource Management	$(7,623)	$5,046
Advantage IQ	$1,584	$1,427
Other	$206	$(1,073)
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.37	$0.53
Energy Marketing & Resource Management	$(0.14)	$0.10
Advantage IQ	$0.03	$0.03
Other	$—	$(0.02)
Total earnings per diluted share	$0.26	$0.64

As announced on April 17, 2007, we have entered into an agreement to sell substantially all of Avista Energy’s contracts and ongoing operations to Coral Energy Holding, L.P., a subsidiary of Shell, and certain of Coral Energy’s subsidiaries. Completion of this transaction will effectively end the majority of the operations of the Energy Marketing and Resource Management business segment. We have made all of the necessary regulatory filings related to this transaction.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this news release.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 346,000 electric and 306,000 natural gas customers in three Western states. Our non-regulated subsidiaries include Advantage IQ and Avista Energy. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	First Quarter
	2007	2006
Operating revenues	$459,187	$499,202

Operating expenses:
Resource costs	307,713	321,732
Other operating expenses	66,177	62,038
Depreciation and amortization	22,365	22,428
Utility taxes other than income taxes	23,995	22,066

Total operating expenses	420,250	428,264

Income from operations	38,937	70,938

Other income (expense):
Interest expense, net of capitalized interest	(21,067)	(23,324)
Other income—net	3,711	2,475

Total other income (expense)—net	(17,356)	(20,849)

Income before income taxes	21,581	50,089
Income taxes	7,487	18,517

Net income	$14,094	$31,572

Weighted-average common shares outstanding (thousands), basic	52,684	48,795
Weighted-average common shares outstanding (thousands), diluted	53,322	49,305
Total earnings per common share, basic	$0.27	$0.65

Total earnings per common share, diluted	$0.26	$0.64

Dividends paid per common share	$0.145	$0.140

Issued May 4, 2007

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	March 31, 2007	December 31, 2006

Assets
Cash and cash equivalents	$56,974	$28,242
Restricted cash	26,237	29,903
Accounts and notes receivable	258,932	286,150
Current energy commodity derivative assets	—	343,726
Assets held for sale	600,962	3,543
Other current assets	259,920	340,710
Total net utility property	2,232,774	2,215,037
Non-utility properties and investments-net	59,955	60,301
Non-current energy commodity derivative assets	—	313,300
Other property and investments-net	60,653	60,030
Regulatory assets for deferred income taxes	104,718	105,935
Regulatory assets for pensions and other postretirement benefits	53,555	54,192
Other regulatory assets	31,578	31,752
Non-current utility energy commodity derivative assets	16,418	25,575
Power and natural gas deferrals	84,110	97,792
Unamortized debt expense	44,895	46,554
Other deferred charges	12,948	13,766

Total Assets	$3,904,629	$4,056,508

Liabilities and Stockholders’ Equity
Accounts payable	$243,910	$286,099
Current energy commodity derivative liabilities	—	313,499
Current portion of long-term debt	14,607	26,605
Current portion of preferred stock (subject to mandatory redemption)	26,250	26,250
Short-term borrowings	—	4,000
Liabilities held for sale	574,372	—
Other current liabilities	248,947	288,756
Long-term debt	950,053	949,854
Long-term debt to affiliated trusts	113,403	113,403
Non-current energy commodity derivative liabilities	—	309,990
Regulatory liability for utility plant retirement costs	200,665	197,712
Pensions and other postretirement benefits	98,239	100,033
Deferred income taxes	430,393	461,006
Other non-current liabilities and deferred credits	76,516	62,455

Total Liabilities	2,977,355	3,139,662

Common stock—net (52,736,534 and 52,514,326 outstanding shares)	717,938	715,620
Retained earnings and accumulated other comprehensive loss	209,336	201,226

Total Stockholders’ Equity	927,274	916,846

Total Liabilities and Stockholders’ Equity	$3,904,629	$4,056,508

Issued May 4, 2007

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	First Quarter
	2007	2006
Avista Utilities
Retail electric revenues	$151,860	$145,394
Retail kWh sales (in millions)	2,377	2,292
Retail electric customers at end of period	345,907	339,281

Wholesale electric revenues	$26,308	$39,152
Wholesale kWh sales (in millions)	342	474

Sales of fuel	$8,143	$30,937
Other electric revenues	$3,857	$6,525

Retail natural gas revenues	$177,573	$166,961
Wholesale natural gas revenues	$43,534	$31,215
Transportation and other natural gas revenues	$2,991	$3,106
Total therms delivered (in thousands)	246,734	221,623
Retail natural gas customers at end of period	305,821	298,765

Income from operations (pre-tax)	$50,154	$62,912
Net income	$19,927	$26,172

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$(8,318)	$11,415
Realized gross margin	$12,615	$5,275
Unrealized gross margin	$(20,933)	$6,140
Income (loss) from operations (pre-tax)	$(13,581)	$6,320
Net income (loss)	$(7,623)	$5,046
Electric sales (millions of kWhs)	4,344	6,979
Natural gas sales (thousands of dekatherms)	26,890	50,162

Advantage IQ
Revenues	$10,999	$9,076
Income from operations (pre-tax)	$2,576	$2,398
Net income	$1,584	$1,427

Other
Revenues	$4,513	$5,294
Loss from operations (pre-tax)	$(212)	$(692)
Net income (loss)	$206	$(1,073)

Issued May 4, 2007